One Stop Systems, Inc.Exhibit 21.1

Organizational Structure

•	One Stop Systems Inc.
•	Concept Development, LLC
•	One Stop Systems, GmbH
•	Bressner Technology GmbH

Bressner Technology GmbH

100% wholly owned German subsidiary

Concept Development, LLC

100% wholly owned subsidiary

One Stop Systems, GmbH

100% wholly owned

German subsidiary

One Stop Systems, Inc.

Parent Company